Exhibit 23.12

Gerald Harper Ph.D., P. Geo. (ON), P. Eng. (ON) Suite 207, 80 Park Lawn Road, Toronto, ON., Canada, M8Y 3H8. Tel 416-232-9114 Fax. 416-232-9120. e-mail:
gharper@gamah.com


Attention: Jack Wagenti
U.S. Precious Metals, Inc.
c/o 260 Garibaldi Avenue
Lodi, New Jersey 07644
USA



By fax to 973-471.7327 And e mail follow up.



25th May 2004



Dear Sir,

Re:      Report for U.S. Precious Metals, Inc. dated 15th April, 2003

We hereby consent to the incorporation by reference in the Registration Statement on Form 10-SB of U.S. Precious Metals, Inc. of our report entitled "Appraisal of four prospects in Michoacan State, Mexico" for U.S. Precious Metals Inc. by Gerald Harper, Ph.D., P.Geo.(ON.) dated 15th April, 2003.

Yours truly,



/s/ Gerald Harper
Gerald Harper, Ph.D., P.Geo.(ON.)